Filed pursuant to Rule 433
Dated August 11, 2006
Registration Statement No. 333-102388

Final Term Sheet
$125,000,000
Southern Union Company
6.15% Senior Notes due August 16, 2008

Issuer:	Southern Union Company
Registration Statement No.:	333-102388
Remarketed Amount:	$125,000,000
Maturity Date:	August 16, 2008
First Interest Payment Date after the Remarketing:	February 16, 2007
Interest Payment Dates:	February 16 and August 16 of each year
Coupon:	6.15%
Yield to Maturity:	6.015%
Trade Date:	August 11, 2006
Settlement Date:	August 16, 2006	(Trade date + 3 days)
Remarketing Price:	100.25%
Ranking:	Senior unsecured and unsubordinated obligations
Format:	SEC Registered
Denomination:	$50 principal amount and integral multiples thereof
Change of Control Put:
If Southern Union Company undergoes a “change of control,” as defined in the indenture, holders of the Senior Notes will have the option to require Southern Union Company to purchase all or any portion of such holders’ Senior Notes at par.

Restricted Payments Covenant:	Pursuant to the terms of the Senior Notes, Southern Union Company is subject to a restricted payments covenant consistent with the corresponding covenant in its 8.25% Senior Notes due 2029.
CUSIP:	844030AG1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free: 1-866-500-5408.  You may also obtain these documents by accessing the “Investors” section of Southern Union Company’s website at sug.com.